SIX CIRCLES TRUST

270 Park Avenue

New York, New York 10017

July 6, 2018

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Alison White

Re:	Six Circles Trust (the “Registrant”) (Registration Nos: 333-225588 and 811-23325)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrant hereby requests that the effective date for the Registration Statement on Form N-1A in respect of its series, Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund and Six Circles International Unconstrained Equity Fund, be accelerated to become effective on July 6, 2018, at 5:00 p.m. (Eastern Time).

Sincerely,

SIX CIRCLES TRUST

By: /s/ Mary Savino

Name: Mary Savino

Title:   President

FORESIDE FUND SERVICES, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

July 6, 2018

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Alison White

Re:	Six Circles Trust (the “Registrant”) (Registration Nos: 333-225588 and 811-23325)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Foreside Fund Services, LLC, the Registrant’s principal underwriter, hereby joins the above-referenced Registrant in requesting that the effective date for the Registrant’s Registration Statement on Form N-1A in respect of its series, Six Circles Ultra Short Duration Fund, Six Circles Tax Aware Ultra Short Duration Fund, Six Circles U.S. Unconstrained Equity Fund and Six Circles International Unconstrained Equity Fund, be accelerated to become effective on July 6, 2018, at 5:00 p.m. (Eastern Time).

Sincerely,

FORESIDE FUND SERVICES, LLC

By: /s/ Kelly Whetstone

Name: Kelly Whetstone

Title:   Deputy General Counsel